Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Extreme Networks, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-192507, 333-165268, 333-112831, 333-105767, 333-76798, 333-65636, 333-58634, 333-55644, 333-54278, 333-131705, 333-201456, and 333-83729) on Form S-8 of Extreme Networks, Inc. (the Company) of our report dated September 14, 2015, with respect to the consolidated balance sheets of Extreme Networks, Inc. and subsidiaries as of June 30, 2015 and 2014 and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and the effectiveness of internal control over financial reporting as of June 30, 2015, which report appears in the June 30, 2015, annual report on Form 10-K/A of Extreme Networks, Inc.

/s/ KPMG LLP

Santa Clara, California
October 6, 2015